EXHIBIT (m)(1)(ii)
DISTRIBUTION PLAN
OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
CLASS I SHARES

SCHEDULE A
PORTFOLIOS

International Equity Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Short Duration Bond Portfolio
Sustainable Equity Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED: May 1, 2019